Exhibit 10.14E

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE (“Amendment”) is made and entered into as of the 17th day of December, 2010 (the “Reference Date”), by and between BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”), and LINKEDIN CORPORATION a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant are parties to that certain Lease dated as of March 20, 2007, as amended by (i) a First Amendment to Lease dated September 28, 2007 (the “First Amendment”), (ii) a Second Amendment to Lease dated June 25, 2008 (the “Second Amendment”), (iii) a Third Amendment to Lease dated December 18, 2009 (the “Third Amendment”), and (iv) a Fourth Amendment to Lease dated March 3, 2010 (the “Fourth Amendment”) (collectively, the “Lease”), pursuant to which Tenant leases certain premises consisting of (i) approximately 60,100 rentable square feet of space in the building located at 2029 Stierlin Court (the “2029 Building”), (ii) approximately 666 rentable square feet of space located in or adjacent to the 2029 Building, (iii) approximately 21,671 square feet of space comprising the entire second floor of the building located at 2025 Stierlin Court (the “2025 Building”), and (iv) approximately 35,921 rentable square feet of space constituting the entire building located at 2027 Stierlin Court (the “2027 Building”) (all of such space, collectively, the “Existing Premises”) all located in the Britannia Shoreline Technology Park in Mountain view, California (the “Project”). Pursuant to Section 3 of the Third Amendment, Landlord is scheduled to deliver to Tenant the Fourth Expansion Premises, consisting of approximately 8,152 rentable square feet located on the first floor of the 2029 Building, on or about February 15, 2011.

B. Concurrently herewith, Tenant is entering into a sublease (the “Sublease”), pursuant to which Tenant will sublease from Omnicell, Inc. (“Existing Tenant”) approximately 18,333 rentable square feet of space in the 2025 Building (the “Expansion Premises”), as more particularly set forth on Exhibit A attached hereto, which Expansion Premises, when added to the portion of the Premises currently contained within the 2025 Building, comprise the entire 2025 Building. Existing Tenant’s lease, and, accordingly, the Sublease, are scheduled to expire on September 30, 2011.

C. Landlord and Tenant desire to provide for the addition of the Expansion Premises to the Existing Premises upon the termination of the Sublease, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Amendment.

2. Modification of Premises. Effective as of October 1, 2011 (the “Expansion Commencement Date”) Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Effective as of such date the Existing Premises (assuming that Landlord has delivered the Fourth Expansion Premises to Tenant pursuant to the Third Amendment), together with the Expansion Premises, shall be the “Premises” under the Lease and shall contain approximately 144,843 rentable square feet.

3. Lease Term. The term of Tenant’s lease of the Expansion Premises shall expire coterminously with Tenant’s lease of the Existing Premises, on April 30, 2015. The period of time commencing on the Expansion Commencement Date and terminating on the Lease Expiration Date shall be referred to herein as the “Expansion Term.”

4.	Minimum Rental.

4.1. Existing Premises. Tenant shall continue to pay minimum monthly rental for the Existing Premises in accordance with the terms of the Lease.

4.2. Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord minimum monthly rental for the Expansion Premises as follows:

Period During Expansion Term	Monthly Minimum Rental	Minimum Monthly Rent per RSF
October 1, 2011 – September 30, 2012	$32,999.40	$1.80

October 1, 2012 – September 30, 2013	$33,916.05	$1.85

October 1, 2013 – September 30, 2014	$34,832.70	$1.90

October 1, 2014 – April 30, 2015	$35,749.35	$1.95

On or before the Expansion Commencement Date, Tenant shall pay to Landlord the minimum monthly rental payable for the Expansion Premises for the first full month of the Expansion Term.

5. Tenant’s Operating Cost Share. Effective as of the Expansion Premises Commencement Date, and continuing through the Expansion Term, Tenant’s Operating Cost Share under the Lease shall be amended to be the following amounts: (i) in the case of Operating Expenses that are reasonably allocable solely to the Building, one hundred percent (100%) of such Operating Expenses, and (ii) in the case of Operating Expenses that are determined and allocated on a Center-wide basis, eighteen and seventy eight one-hundredths percent (18.78%) of such Operating Expenses.

6.	Improvements.

6.1. Sublease Improvements. Tenant will be constructing improvements in the Expansion Premises pursuant to the terms of the Sublease (the “Sublease Improvements”), which shall be substantially in accordance with the scope of work attached hereto as Exhibit B. Landlord hereby grants Tenant an improvement allowance in the amount of $5.00 per rentable square foot of the Expansion Premises (i.e., $91,665.00) to be used by Tenant in connection with the construction of the Sublease Improvements (the “Improvement Allowance”).

6.2. Disbursement of Improvement Allowance. Landlord shall disburse the Improvement Allowance to Tenant following the completion of the Sublease Improvements, and in accordance with Landlord’s reasonable and customary disbursement procedures, as set forth herein. The funding of the Improvement Allowance shall be made on a monthly basis or at other convenient intervals mutually approved by Landlord and Tenant, and in all other respects shall be based on such commercially reasonable disbursement conditions and procedures as Landlord reasonably may prescribe (which conditions may include, without limitation, delivery of invoices, architect’s certificates and/or other evidence reasonably satisfactory to Landlord that expenses have been incurred for the design and construction of alterations and improvements to the Expansion Premises, and delivery of conditional or unconditional lien releases from all parties performing the actual work). Notwithstanding the foregoing, (i) Landlord shall have no obligation to pay the Improvement Allowance to Tenant until after February 1, 2011, and (ii) any amount of the Improvement Allowance that has not been allocated or disbursed on or before December 31, 2011, shall revert to Landlord and Tenant shall have no further rights thereto. Landlord shall not charge a supervisory or construction management fee relating to the Sublease Improvements, but Landlord shall be permitted to recover from Tenant or deduct from the Improvement Allowance Landlord’s actual out-of-pocket fees paid by Landlord to third party consultants or service providers which Landlord determines reasonably necessary to facilitate its review and approval of the Sublease Improvements. The Improvement Allowance shall not be used by Tenant for moving or relocation expenses, furniture, fixtures or other personal property. Except as specifically set forth herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises. Tenant shall not be required to remove the Sublease Improvements upon the expiration or earlier termination of the Lease.

6.3. “As-Is”. Tenant acknowledges that Tenant will be initially occupying the Expansion Premises pursuant to the terms of the Sublease, and, accordingly shall accept the Expansion Premises from Landlord on the Expansion Premises Commencement Date in its then existing, “as-is” condition. Notwithstanding anything to the contrary contained in the foregoing, not more than ten (10) days after the Reference Date, Landlord, Tenant and Existing Tenant shall have completed a walk-through of the Expansion Premises to document the condition of the Expansion Premises as of the Reference Date.

7. Option to Extend. For avoidance of doubt, Tenant’s option to extend the Term of the Lease for an additional three (3) years pursuant to the provisions of Section 4 of the Third Amendment shall be applicable to the entire Premises (i.e., the Existing Premises and Expansion Premises, without any right to extend the Term as to less than the entire Premises as then constituted).

8. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than CBRE Real Estate and Cornish & Carey (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers. The terms of this Section 7 shall survive the expiration or earlier termination of this Amendment.

9. Security Deposit. Tenant shall not be required to increase the Security Deposit under the Lease in connection with Tenant’s lease of the Expansion Premises.

10. Parking. Tenant’s rights to use the unreserved surface parking areas of the in the Common Areas, as provided in Section 17.20 of the Lease, shall be increased as of the Expansion Premises Commencement Date to include 3.0 automobile parking stalls per 1,000 rentable square feet of the Expansion Premises.

11. Notices. Notwithstanding any contrary provision of the Lease, as hereby amended, as of the date of this Amendment, any notices to Landlord must be sent, transmitted or delivered, as the case may be, to the following addresses:

BRITANNIA HACIENDA VIII, LLC
c/o HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA 90806-2473
Attention: Legal Department with a copy to:
HCP Life Science Estates
400 Oyster Point Boulevard, Suite 409
South San Francisco, CA 94080
Attn: Jon Bergschneider and with courtesy copies to:

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.

12. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“LANDLORD”		“TENANT”

BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company		LINKEDIN CORPORATION, a Delaware corporation

By:	HCP Estates USA Inc.,	By:	/s/ Steve Sordello
	a Delaware corporation		Steve Sordello
Chief Financial Officer

By:	/s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider
Senior Vice President

Exhibit 10.14E

EXHIBIT A

OUTLINE OF EXPANSION PREMISES

Exhibit A

EXHIBIT B

SUBLEASE IMPROVEMENTS SCOPE OF WORK

EXHIBIT B

Exhibit 10.14E

EXHIBIT B